EX-99.B(p)



                        PILGRIM BAXTER & ASSOCIATES, LTD.
                                 CODE OF ETHICS


This Code of Ethics has been adopted by the Board of Directors of Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter") in accordance with Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "Act"), and the Recommendations of the Investment Company Institute Advisory Group on Personal Investing. Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such investment companies.

While affirming its confidence in the integrity and good faith of all of its employees, officers, and directors, Pilgrim Baxter recognizes that certain of its personnel have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for Pilgrim Baxter's Clients, and that if such individuals engage in personal transactions in securities that are eligible for investment by Clients, these individuals could be in a position where their personal interests may conflict with the interests of Clients.

In view of the foregoing and of the provisions of Rule 17j-1(b)(1) under the Act, Pilgrim Baxter has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create actual conflicts of interest, the potential for conflicts, or the appearance of conflicts, and to establish reporting requirements and enforcement procedures.


I.   STATEMENT OF GENERAL PRINCIPLES

In recognition of the trust and confidence placed in Pilgrim Baxter by its Clients and to give effect to Pilgrim Baxter's belief that its operations should be directed to benefit its Clients, Pilgrim Baxter hereby adopts the following general principles to guide the actions of its employees, officers, and directors:

1. The interests of Clients are paramount. All Pilgrim Baxter personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of Clients before their own.


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2.   All personal transactions in securities by Pilgrim Baxter personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of a Client.

3. All Pilgrim Baxter personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a Client, or that otherwise bring into question the person's independence or judgment.


II.  DEFINITIONS

1. "Access Person" means (i) every director or officer of Pilgrim Baxter, (ii) every employee of Pilgrim Baxter who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (iii) any natural person in a Control relationship to Pilgrim Baxter who obtains information concerning recommendations made by Pilgrim Baxter with respect to the Purchase or Sale of a Security by a Client.

2. "Beneficial Ownership" of a Security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself of herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by (i) his or her spouse or partner, (ii) minor children, (iii) a relative who shares his or her home, or (iv) other persons by reason of any contract, arrangement, understanding, or relationship that provides him or her with sole or shared voting or investment power over the securities held by such person.

3. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder of those securities control over the company. This is a rebuttable presumption, and it may be countered by the facts and circumstances of the given situation. A natural person shall not be presumed to be a controlled person.


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4.   "Client" means any investment company registered under the Act, a series of an investment company registered under the Act, or a separately managed investment management account for which Pilgrim Baxter acts as investment adviser or sub-adviser.

5. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

6. "Investment Personnel" means (a) any portfolio manager and (b) Security analysts, traders and other personnel, who provide information and/or advice to any portfolio manager, or who execute or help execute any portfolio manager's decisions.

7. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505, or 506 under the Securities Act of 1933. The term includes so-called private placements such as any investment limited partnership that is exempt from registration.

8. An Access Person's "Personal Account" means any Securities account in which such Access Person has direct or indirect Beneficial Ownership.

9. "Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

10. The designated "Review Officer" is the Chief Compliance Officer of Pilgrim Baxter. The "Alternate Review Officers" are (i) the Chief Investment Officer of Pilgrim Baxter, (ii) the General Counsel and Secretary of Pilgrim Baxter, and (iii) the Senior Compliance Officer of the Investment Adviser. In the absence of the Review Officer, an Alternate Review Officer shall act in all respect in the manner prescribed herein for the Review Officer. A "Code of Ethics Officer," as designated by the Review Officer, shall act under the direction and supervision of the Review Officer.

11. A "Related Security" is any Security whose value directly fluctuates as a result of a change in the value of a Security or Limited Offering in the Securities Universe.

12. "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end


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     mutual funds. The term includes any investment limited partnership that is registered under the Securities Act of 1933 and any Initial Public
     Offering.

13. A "Limited Offering or Security Held or to be Acquired" by a Client means any Limited Offering or Security which, within the most recent 15 days, (i) is or has been held by a Client or (ii) is being or has been considered by Pilgrim Baxter for purchase for a Client.

14. A Limited Offering or Security is "Being Purchased or Sold" by a Client from the time when a recommendation has been communicated to the persons who place the buy and sell orders for a Client until the time when such program has been fully completed or terminated.

15. "Security Universe" means only the Securities or Limited Offerings held or to be acquired by Pilgrim Baxter, or a subsidiary of Pilgrim Baxter located on the same premises as Pilgrim Baxter or using Pilgrim Baxter's security transaction facilities for a Client.


III. PROHIBITED PURCHASES AND SALES OF SECURITIES AND LIMITED OFFERINGS.

1. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Limited Offering or Security Held or to be Acquired by any Client:

     a)   employ any device, scheme, or artifice to defraud such Client;

     b) make to such Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     c) engage in any act, practice, or course of business that would operate as a fraud or deceit upon such Client; or

     d)   engage in any manipulative practice with respect to such Client.

2. Subject to Section IV of this Code, no Access Person may purchase or sell, directly or indirectly, a Security or Limited Offering for a Personal Account at the same time that the same Security, Limited Offering or a Related Security is in the Security Universe.


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3.   No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of any Client) any information regarding transactions in Securities or Limited Offerings by any Client or the Security Universe.

4. No Access Person shall recommend any transaction in Securities or Limited Offering by any Client without having disclosed his or her interest, if any, in such Securities or Limited Offering or the issuer thereof, including without limitation:

     a) the Access Person's direct or indirect Beneficial Ownership of any Securities or Limited Offerings of such issuer;

     b) any contemplated transaction by the Access Person in such Securities or Limited Offering;

     c) any position the Access Person has with such issuer or its affiliates (for example, a directorship); and

     d) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and the Access Person or any party in which the Access Person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person in such Securities, Limited Offering or issuer is not material to his or her personal net worth and any contemplated transaction by the Access Person in such Securities or Limited Offering cannot reasonably be expected to have a material adverse effect on any such transaction by any Client or on the market for the Securities or Limited Offering generally, that Access Person shall not be required to disclose his or her interest in the Securities, Limited Offering or the issuer in connection with any such recommendation.

5. Every Access Person is prohibited from directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering.

6. Every Access Person must obtain prior written approval from the Limited Offering Review Committee before directly or indirectly acquiring or selling any beneficial ownership in a Limited Offering.

7. No Investment Personnel shall profit from the purchase and sale, or sale and purchase, of the same (or an equivalent) Security within a 60-day calendar day period. This 60-day period will not include


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     any purchase or sale made pursuant to the exercise or expiration of an option on a Security; provided that such exercise or expiration is not at the discretion of the Investment Personnel. Other exceptions to this policy are permitted only with the approval of the Review Officer.

8. Subject to Section IV of this Code, new employees who at the date of their employment own, directly or indirectly, any Security included in the Security Universe or a Limited Offering and current employees with a Security holding that subsequently is included in the Security Universe are prohibited from engaging in any transaction which might be deemed to violate Section III (1) of this Code.


IV.  PRE-CLEARANCE OF TRANSACTIONS.

A.   Limited Offerings

1. As provided in Section III(3) of this Code, every person must obtain prior written approval from the Limited Offering Review Committee before directly or indirectly acquiring or selling any beneficial ownership in a Limited Offering. This pre-clearance approval process is governed by the Pre-Clearance Procedures and Conditions for Limited Offerings which are attached to and made part of this Code. The Review Officer shall report all such transactions to the Board of Directors of the PBHG Family of Funds.

B.   Securities

1. Except as provided in Section IV(3) of this Code, every Access Person must pre-clear each proposed transaction in Securities with the Review Officer prior to proceeding with the transaction. No transaction in Securities shall be effected without the prior written approval of the Review Officer. In determining whether to grant such clearance, the Review Officer shall refer to Section IV(4) below. Pre-clearance of a Securities transaction is valid for two (2) business days.

2. In determining whether to grant approval for the purchase of a Security offered in a private placement, the Review Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Client, and whether the opportunity is being offered to the Access Person by virtue of his or her position with Pilgrim Baxter.

3. The pre-clearance requirements of Section IV(1) shall not apply to the following transactions:

     a) Purchases or sales over which the Access Person has no direct or indirect influence or Control.


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     b)   Purchases or sales that are non-volitional on the part of the Access
          Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

     c)   Purchases that are part of an automatic dividend reinvestment plan.

     d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     e) Purchases or sales of Securities that are not eligible for inclusion in the Securities Universe.

4. Transactions that may be entitled to clearance from the Review Officer include transactions, which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Client and with respect to registered investment companies, which are otherwise in accordance with Rule 17j-1. Such transactions would normally include purchases or sales of up to 1,000 shares of a Security that is in the Security Universe (but not then Being Purchased or Sold) if the issuer has a market capitalization of over $1 billion. The Review Officer shall report all such transactions to the Board of Directors of The PBHG Family of Funds.


V.   ADDITIONAL RESTRICTIONS AND REQUIREMENTS.

1. The receipt of any gift, favor, gratuity or other thing ("Gift") by an Access Person from any person or entity that does business with Pilgrim Baxter with a fair market value in excess of $100 requires pre-approval by the Review Officer prior to its acceptance. Gifts do not include occasional participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted for business purposes. No Access Person or member of his or her family may accept a Gift or consider the prior receipt of a Gift when exercising his or her fiduciary responsibilities.

2. No Investment Personnel shall accept a position as a director, trustee, or general partner of a publicly traded company or partnership unless the acceptance of such position has been approved by the Review Officer as consistent with the interests of the Clients.

3. Every Access Person must direct each brokerage firm or bank at which the Access Person maintains a securities account to send duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts promptly to Pilgrim Baxter's Compliance


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     Department. Compliance with this provision can be effected by the Access
     Person providing duplicate copies of all such statements directly to the Compliance Department.


VI.  REPORTING OBLIGATIONS

1. Every Access Person shall report all transactions in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in Securities and Limited Offerings provided: however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence. Reports shall be filed with the Compliance Department each quarter. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal securities transactions to the Alternate Review Officer, who shall act in all respects in the manner prescribed herein for the Review Officer.

2. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

     a) the date of the transaction, the title and the number of shares, and the principal amount of each Security and Limited Offering involved;

     b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

     c)   the price at which the transaction was effected;

     d) the name of the broker, dealer, bank or other entity with or through whom the transaction was effected; and

     e)   the date the report was signed.

3. Any such report may refer to the information contained in the statements required by Section V (3) of this Code.


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4.   Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security or Limited Offering to which the report relates.

5. Every Access Person shall report the name of any publicly-traded company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 1/2 of 1% of the company's outstanding shares.

6. In the event that no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

7. No later than 10 days after the end of a calendar quarter, each access person must report to the Compliance Department all accounts opened during the quarter in which Securities or Limited Offerings were held for the direct or indirect benefit of the Access Person. Specifically, the Access Person must report:

     a) the name of the broker, dealer, bank or other entity with whom the account was opened;

     b)   the date the account was opened; and

     c)   the date the Access Person signed the report.

8. Reports maintained pursuant to Rule 204-2(a)(12) under the Advisers Act shall meet the requirements for reports required to be made under this section.

9. Within 10 days of becoming an Access Person, every Access Person must provide to the Review Officer a complete listing of all Securities and Limited Offerings owned by such person and thereafter must submit a revised list of such holdings as of December 31 of each subsequent year to the Compliance Department.

10.  Every Access Person shall certify annually that he or she:

     a) has read and understands this Code and recognized that he/she is subject to it;

     b)   has complied with the Code during the past year;


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     c)   will comply with the Code during the upcoming year; and

     d) has disclosed and reported all personal Securities and Limited Offering transactions required to be disclosed or reported.


VII. REVIEW AND ENFORCEMENT

1.   The Code of Ethics Officer shall review all reports submitted pursuant to
     Section VI.

2. The Code of Ethics Officer shall provide a comparison of all reported personal transactions with completed portfolio transactions of the Access Persons and a list of Securities and Limited Offerings being considered for purchase or sale by Pilgrim Baxter to the Review Officer. Determination of whether a violation of this Code may have occurred will be made by the Review Officer. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

3. If the Review Officer determines that a violation of this Code may have occurred, he or she shall submit his or her determination and any additional explanatory material provided by the individual, to an Alternate Review Officer, who shall make an independent determination as to whether a violation has occurred.

4. If the Alternate Review Officer finds that a violation has occurred, the Alternate Review Officer shall impose upon the individual such sanctions as he or she deems appropriate, including, but not limited to, a letter of censure, suspension or termination of the employment of the violator, or disgorgement of profits. There shall be no mandatory sanction for inadvertent non-compliance with the blackout trading restrictions set forth in Section III (2).

5. No Person shall participate in a determination of whether he or she has committed a violation of this Code or of the imposition of any sanction against himself. If a personal transaction of the Alternate Review Officer is under consideration, the other Alternate Review Officer or the Chief Executive Officer shall act in all respects in the manner prescribed herein for an Alternate Review Officer.

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VIII. RECORDS.

Pilgrim Baxter shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

1. A copy of this Code and any other code which is, or at any time within the past six years has been, in effect shall be preserved;

2. A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved for a period of not less than six years;

3. A copy of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than six years; and

4. A list of all persons who are, or within the past six years have been, required to make reports pursuant to this Code shall be maintained.

5. A list of personnel who are, or within the past six years have been Review Officers, Code of Ethics Officers and members of the Limited Offering Review Committee shall be maintained.

6. Effective January 2000, a record of any decision by the Limited Offering Review Committee, and the reasons supporting the decision, to approve the acquisition or sale of a Limited Offering by an Access Person. This record will be kept for five years after the end of the fiscal year in which the approval is granted.


IX.  MISCELLANEOUS

1. All reports of Securities and Limited Offering transactions and any other information filed with Pilgrim Baxter pursuant to this Code shall be treated as confidential.

2. Pilgrim Baxter may from time to time adopt such interpretations of this Code as it deems appropriate.

3. The Review Officer shall prepare a report to Pilgrim Baxter's Board of Directors, upon request, as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.



Adopted this 1st day of February 2000.